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                                                                     EXHIBIT 5.1

                                         January 17, 2002


Board of Directors
AFC Enterprises, Inc.
Six Concourse Parkway
Suite 1700
Atlanta, GA  30328

         RE: AFC Enterprises, Inc. ("AFC") Registration Statement on Form S-8 for AFC's Deferred Compensation Plan (the "Registration Statement")

Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933 of $5,000,000 in deferred compensation obligations to be undertaken pursuant to AFC's Deferred Compensation Plan (the "Plan"), I have examined the following:

         1. A copy of the Registration Statement to be filed with the Securities and Exchange Commission and the Exhibits to be filed with and as a part of the Registration Statement; and

         2. Copies of the minutes of meetings and/or consents of the Board of Directors of AFC or committees thereof, deemed by me to be relevant to this opinion.

         The Plan is not a qualified plan under ERISA and is generally not subject to ERISA except for a one-time filing obligation and ERISA's enforcement provisions.

         Based on the foregoing, it is my opinion that the Plan has been duly and legally adopted by AFC and that the deferred compensation obligations undertaken by AFC pursuant to the Plan will be the valid and binding obligations of AFC, enforceable against AFC in accordance with and subject to the terms of the Plan.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Allan J. Tanenbaum
                                      -----------------------------------------
                                      Allan J. Tanenbaum
                                      Senior Vice President and General Counsel